Exhibit 99.1

ClearSign Provides Preliminary 2025 Financial Results and Expects Record Fourth Quarter Revenues of Approximately $3.6 Million and Full Year Revenues of Approximately $5.2 Million (Unaudited)

Fourth Quarter Revenues up Approximately 510% Year-over-Year

Full Year Revenues up Approximately 44% Year-over-Year

TULSA, Okla., January 7, 2026 -- ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), a leader in advanced combustion and sensing technologies that help industrial operators dramatically reduce emissions, increase efficiency and safety, and support the use of cleaner fuels including hydrogen, today provides selected preliminary, unaudited financial results for its fourth quarter and year ended December 31, 2025.

Revenues for the fourth quarter are expected to be approximately $3.6 million compared to $590 thousand for the same period in 2024, reflecting a year-over-year revenue growth of approximately 510%, and revenues for the fiscal year ended December 31, 2025 are expected to be approximately $5.2 million compared to $3.6 million for the same period in 2024, reflecting a year-over-year revenue growth of approximately 44%.

“We are pleased to report preliminary record quarterly and full-year results,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “Our fourth quarter performance was strengthened by the completion of a significant 26 burner order for installation at a U.S. Gulf Coast facility operated by a petrochemical company client. While we are encouraged by the successful completion of this large order, we are equally glad to see meaningful revenue contributions across multiple product lines and sales channels.”

“Fourth quarter revenues also included testing, engineering, flares, and service work, underscoring the continued progression of ClearSign and the growing diversity of our solutions and product mix. As we enter 2026, we believe that our expanded portfolio of low-NOx burners, including our latest Department of Energy-tested, 100% hydrogen-capable flexible fuel process burners, and our new ‘M’ Series burner line, along with our advanced flares and flame sensors, strongly positions us in the market. As a result, we believe that, with the increase in traction in the industries we serve and the backlog and pipeline of orders we currently have, we are well-positioned to sustain or exceed this growth trajectory in 2026,” concluded Dr. Deller.

Preliminary Unaudited Results for the Fourth Quarter and Fiscal Year Ended December 31, 2025

Set forth above are selected estimated preliminary financial results for the fourth quarter and fiscal year ended December 31, 2025. These estimates are based on the information available to the Company at this time. The Company’s actual results may vary from the estimated preliminary results presented here due to final adjustments and other developments that may arise between now and the time the financial results for the fiscal year ended December 31, 2025 are finalized. The estimated preliminary financial results have not been audited or reviewed by the Company’s independent registered public accounting firm. These estimates should not be viewed as a substitute for our full interim or annual financial statements. Accordingly, you should not place undue reliance on this preliminary data.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of decarbonization and improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety, the use of hydrogen as a fuel and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary Note on Forward-Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations on the Company’s strategy, plans, intentions, performance, or future occurrences or results, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, the Company’s ability to sustain or exceed its revenue growth from the fiscal year ended December 31, 2025, based on current estimates; the Company’s ability to successfully complete engineering and equipment supply orders for its customers; the Company’s ability to successfully deliver, install, and meet the performance obligations of the Company’s burners in the United States and any other markets the Company may sell products in; the Company’s ability to further expand the sale of ultra-low NOx process, flare and boiler burners, and other products it sells; the Company’s ability to continue expanding its customer base in the refining industry and midstream market; the Company’s ability to effectively compete in the markets it serves; the Company’s ability to provide low emissions solutions based on continuously changing air permit requirements at the federal and state level; the Company’s ability to obtain purchase orders based on proposals provided to customers and completing such projects in the anticipated timeline; general business and economic conditions; the performance of management and the Company’s employees; the Company’s ability to obtain financing; whether the Company’s technology will be accepted and adopted and other factors identified in the Company’s Annual Report on Form 10-K and other periodic and current reports filed with the U.S. Securities and Exchange Commission and available for review at www.sec.gov. Furthermore, the Company operates in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. The Company disclaims any intention to, and, except as may be required by law, undertakes no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which the Company hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com